Exhibit 99.1

FOR:	BROOKSTONE, INC.

CONTACT:	Philip Roizin
EVP of Finance and Administration
(603) 880-9500

Robert Fusco
Investor Relations
(603) 880-9500

FOR IMMEDIATE RELEASE

Brookstone 2nd-Quarter Earnings Exceed Previous Guidance; Company Raises Earnings Forecast for the Year

NASHUA, NH, August 18, 2004 – Brookstone, Inc. (Nasdaq: BKST), the product development and specialty retail company, announced today that second-quarter results improved by approximately 80 percent over 2003, driven by a 13.3 percent rise in same-store sales. Brookstone also raised its year-end earnings forecast for the second time this year.

For the second quarter ended July 31, 2004, Brookstone narrowed its loss to $465,000, or $0.02 per diluted share, compared to previously released guidance of $0.03 to $0.04 per diluted share, and compared to the 2003 second quarter loss of $2.3 million, or $0.12 per diluted share.

Same-store sales for the 13-week period climbed 13.3 percent, while total sales for the second quarter surged 22.2 percent to $98.3 million, compared to $80.5 million for the second quarter of 2003. Direct Marketing sales rose 16.6 percent to $16.3 million as compared to last year.

For the first six months of 2004, same-store sales climbed 16.2 percent. Total sales for the first half of the year increased 24.3 percent to $175.8 million, compared to $141.4 million in the same period last year. Direct Marketing sales rose 16.5 percent to $28.1 million, compared to $24.1 million last year. Year-to-date revenue improved 24.3 percent, as the net loss narrowed by 41.5 percent to $5.1 million, or $0.25 per diluted share, compared to $8.7 million, or $0.45 per diluted share last year.

Because of the seasonal nature of specialty retailing, Brookstone generally carries a loss through the first three quarters and makes its profit in the fourth quarter.

“We are very pleased with our second-quarter results and believe they validate our unique market position as both a product developer and multi-channel retailer,” said Brookstone Chairman, President and Chief Executive Officer Michael Anthony. “Even in this variable retail environment, we generated consistently strong, double-digit same-store sales increases in all three months of the quarter, delivered a strong Father’s Day performance and significantly improved our operating results.”

Mr. Anthony continued: “During the second quarter, we saw continued favorable customer response to our unique and innovative proprietary products. Additionally, we’re pleased to report that our new and remodeled stores are performing at or above expectations and that our airport stores continue to deliver strong results. To date this year, we’ve opened eight new stores and remodeled three, all in our dynamic New Store Design.”

Mr. Anthony continued: “The Brookstone Direct Marketing business also turned in an impressive performance, led by the Internet and the expanded circulation of the Brookstone catalog, which delivered increased sales to the catalog and Internet site and significant incremental revenue to the stores. We’re very pleased with the synergy we’ve achieved among our sales channels through this targeted marketing strategy and plan to increase the circulation of the Brookstone catalog in the fourth quarter by approximately 75 percent.”

Looking forward to the second half of the year, Mr. Anthony said: “We remain on track to open 18 to 20 new stores this year, including three in airports, and to remodel 10 to 12 stores. We plan to open approximately 11 new stores and remodel nine in the third quarter.”

“During the third and fourth quarters, we will introduce more than 100 new products that we believe will resonate strongly with customers. With the addition of these new products to our already compelling merchandise selection, we believe Brookstone again will be the retailer of choice this Holiday season.”

Mr. Anthony concluded: “We expect a third-quarter loss of between $0.33 and $0.36 per diluted share, compared to a loss of $0.30 per diluted share in 2003. For the third quarter, we anticipate same-store sales will increase in the mid-single digits. This increased loss is consistent with our business model, which typically increases losses in the third quarter as we open new stores.”

“Furthermore, as a result of our strong year-to-date results, we are raising our guidance for year-end earnings to between $1.10 and $1.12 per diluted share, compared to our earlier estimate of between $1.07 and $1.10 per diluted share, an increase of up to 29 percent over the $0.87 we earned in 2003.”

Brookstone, Inc. is a product development and specialty retail company that operates 278 Brookstone brand stores nationwide and in Puerto Rico. Typically located in high-traffic regional shopping malls, lifestyle centers and airports, Brookstone stores feature unique and innovative consumer products. The Company also operates three stores under the Gardeners Eden brand, and a Direct-Marketing business that consists of three catalog titles – Brookstone, Hard-to-Find-Tools and Gardeners Eden – as well as e-commerce web sites at http://www.brookstone.com and http://www.gardenerseden.com.

Statements made available on this conference call and web cast which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

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(tables follow)

Brookstone, Inc.

Consolidated Statement of Operations

($ in thousands)

(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
Net sales	$98,316	$80,474	$175,767	$141,431
Cost of sales	63,664	53,850	118,028	100,017

Gross profit	34,652	26,624	57,739	41,414

Selling, general and administrative expenses	35,036	30,207	65,276	55,291

Loss from operations	(384)	(3,583)	(7,537)	(13,877)

Interest expense, net	209	181	445	311

Loss before taxes and other party interest in consolidated entities	(593)	(3,764)	(7,982)	(14,188)

Income tax benefit	(228)	(1,449)	(3,073)	(5,462)

Loss before other party interests in consolidated entities	(365)	(2,315)	(4,909)	(8,726)

Other party interest in consolidated entities, net of tax	100	—	200	—

Net Loss	$(465)	$(2,315)	$(5,109)	$(8,726)

Basic/diluted loss per share:
Net Loss	$(0.02)	$(0.12)	$(0.25)	$(0.45)

Weighted average shares outstanding – basic/diluted	20,203	19,323	20,118	19,267

Brookstone, Inc.

Consolidated Condensed Balance Sheet

($ in thousands)

	Unaudited
	July 31, 2004	August 2, 2003	January 31, 2004
Current Assets:
Cash and cash equivalents	$30,942	$29,008	$69,738
Receivables, net	9,520	6,478	7,476
Merchandise inventories	68,886	55,489	66,876
Deferred income taxes	9,502	9,849	4,799
Other current assets	6,998	6,024	6,217

Total current assets	125,848	106,848	155,106

Deferred income taxes	4,738	5,854	4,738
Property and equipment, net	64,829	45,184	53,970
Intangible assets, net	3,988	4,258	4,123
Other assets	5,377	1,937	2,390

Total assets	$204,780	$164,081	$220,327

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$15,356	$10,780	$15,759
Other current liabilities	26,603	23,647	41,827

Total current liabilities	41,959	34,427	57,586

Other long term liabilities	17,453	14,567	15,676
Long term obligation under capital lease	1,946	2,027	1,941

Commitments and Contingencies

Total shareholders’ equity	143,422	113,060	145,124

Total liabilities and shareholders’ equity	$204,780	$164,081	$220,327

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